Exhibit 10.12

March 8, 2006

Gregory Went

Dear Greg,

We are quite excited to have you continue to be involved in NeuroMolecular Pharmaceuticals, Inc. (“NPI” or “the Company”). In this letter, I would like to summarize the proposed terms and conditions of your continued employment relationship with NPI.

I am pleased to offer you the full-time position of President and CEO working at our offices in Emeryville. Your position with the Company pursuant to the terms and conditions of this letter and accompanying Incentive Stock Option Agreement and Confidential Information and Invention Assignment Agreement. While employed by the Company, you will report to the BOD and have such duties and responsibilities consistent with your role. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Company.

While employed by the Company, you will receive as compensation for your services an initial base salary of $250,000 on an annualized basis. Your salary will be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholdings. In addition to this salary, in accordance with the terms of the accompanying Incentive Stock Option Agreement, at the next meeting of NPI’s Board of Directors you will be granted an option to purchase 375,000 shares of NPI Common Stock, par value $.001 per share, at an exercise price equal to the then-current fair market value. Such options will be granted in accordance with the terms of NPI’s 2002 Employee, Director and Consultant Stock Plan and shall vest as follows: (i) 20% on the first anniversary of the date of grant and (ii) 1/48 of the remaining shares per month thereafter. Your vesting shall accelerate in the event the Company is sold, merged or otherwise acquired (an “Acquisition”) according to the following schedule:

•                  20% if an Acquisition occurs within the first 12 months of the date of grant, and

1900 Powell St., Suite 210                                    Emeryville, CA 94608
Office: 510.450.3508                                               Fax 510.428.0519

•                  if an Acquisition occurs during the period beginning on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant, all of the unvested shares shall vest, except for 1/2 of the then unvested shares which shall vest ratably for 12 months after the closing of the Acquisition;

In addition to this grant, assuming you are still employed by the Company, the BOD agrees that it will approve an additional option grant of 150,000 shares on or before the last day of the first fiscal year in which commercial sales of NPI products exceed $5 Million USD. Such option grant shall have an exercise price per share equal to the fair market value per share of the Company’s common stock as of the date of grant and shall vest in full on the last day of the Company’s fiscal quarter in which the Company has received an aggregate of $50 Million USD in gross revenue for that fiscal year. If the Company has not received $50 Million USD in gross revenue for any fiscal year prior to January 1, 2011, the option shall terminate. These shares shall not be subject to the acceleration provision outlined in the above mentioned Option Agreement.

During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. As part of these benefits, you will be entitled to four (4) weeks paid vacation per year, which will accrue at the rate of 1.25 days per month. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time, and the provision of benefits to you in no way changes or impacts your status as an “at-will” employee.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment, you are required to sign the Confidential Information and Invention Assignment Agreement enclosed with this letter.

You should understand that your employment with the Company is “at-will,” and may be terminated by you or the Company at any time and for any reason. No provision of this offer letter or the accompanying Incentive Stock Option Agreement and Confidential Information and Invention Assignment Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. This offer letter and the accompanying Incentive Stock Option Agreement and Confidential Information and Invention Assignment Agreement represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

1900 Powell St., Suite 210                                     Emeryville, CA 94608
Office: 510.450.3508                                                Fax 510.428.0519

The terms and conditions set forth in this offer letter will inure to the benefit of any successor of the Company. In the event any of the terms and conditions set forth in this offer letter become, or are determined to be, illegal, unenforceable or void, all other terms and conditions will continue in full force and effect.

This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

Please call me at (510) 903-3402 if you have any questions. I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success. Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me.

Best regards,

/s/ William W. Ericson

William Ericson

BOD Member

Neuromolecular Pharmaceuticals

Agreed and Accepted:

I, Gregory T. Went, have read, understand, and accept employment on the terms and conditions outlined in this letter. I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Gregory T. Went
Print Name

3.27.06
Date

1900 Powell St., Suite 210                                     Emeryville, CA 94608
Office: 510.450.3508                                                Fax 510.428.0519